Registration No. 333-211237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-211237

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAZOR ROBOTICS LTD.
(Exact name of registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

PO Box 3104, 5 Shacham St.
Caesarea Industrial Park South 3079567, Israel
(Address of principal executive offices and zip code)

Mazor Robotics Ltd. 2003 Stock Option Plan
Mazor Robotics Ltd. 2011 Share Option and Equity Incentive Plan
(Full title of the Plan)

Mazor Robotics Inc.
2711 Centerville Rd., Suite 400,
Wilmington, New Castle, DE 19808
(Name and address of agent for service)

(866) 403-5272
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

COPIES TO:

Oded Har-Even, Esq. Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3000	Barak Luchtenstein, Adv. Ron Peri, Adv. Luchtenstein Levy Wiseman & Co., Law-Offices 5 Azrieli Center, Square Tower, 35th Floor Tel Aviv 6702501, Israel Tel: +972-3-7188700 Fax: +972-3-7188701

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Mazor Robotics Ltd., a corporation incorporated under the laws of the State of Israel (the “Company”), with the United States Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-190372 filed with the SEC on August 5, 2013 registering 4,698,163 Ordinary Shares, par value NIS 0.01 per share, of the Company (the “Shares”) under the Company’s 2003 Stock Option Plan (the “2003 Plan”) and the 2011 Share Option and Equity Incentive Plan, as amended (the “2011 Plan”).

•	Registration Statement No. 333-198213 filed with the SEC on August 18, 2014 registering 2,000,000 Shares under the Company’s 2011 Plan.

•	Registration Statement No. 333-205009 filed with the SEC on June 17, 2015 registering 1,000,000 Shares under the Company’s 2011 Plan.

•	Registration Statement No. 333-211237 filed with the SEC on May 9, 2016 registering 3,000,000 Shares under the Company’s 2011 Plan.

•	Registration Statement No. 333-223222 filed with the SEC on February 26, 2018 registering 2,500,000 Shares under the Company’s 2011 Plan.

On September 20, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Given Imaging Ltd., a company organized under the laws of the State of Israel (“Parent 1”), Oridion Medical 1987 Ltd., a company organized under the laws of the State of Israel (“Parent 2”), Oridion Systems Ltd., a company organized under the laws of the State of Israel (“Parent 3”), Covidien Israel Holdings Ltd., a company organized under the laws of the State of Israel (together with Parent 1, Parent 2 and Parent 3, collectively and individually, the “Parent,” each of which is an indirect subsidiary of Medtronic plc), and Belinom Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving as the continuing company in the Merger and becoming wholly owned by Parent and Covidien Group S.a.r.l, a Luxembourg company and affiliate of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.  The Merger is structured as a statutory merger pursuant to Sections 314-327 of the Companies Law 5759-1999 of the State of Israel. At the effective time of the Merger, each Share of the Registrant issued and outstanding immediately prior to the Merger, other than those Shares held in the treasury of the Registrant or owned by Parent or any direct or indirect wholly-owned subsidiary or affiliate of Parent, was converted into the right to receive US$29.25 in cash, without interest and subject to applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its Shares, including American Depository Shares evidenced by American Depository Receipts, issuable upon deposit of Shares, pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea Industrial Park South, State of Israel, on the 19th day of December, 2018.

MAZOR ROBOTICS LTD.

By:	/s/ Ori Hadomi
Name: Ori Hadomi Title: Chief Executive Officer

No other person is required to sign this Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.